BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
October 19, 2017		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports solid third quarter earnings

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported earnings for the third quarter of 2017. Net income available to common shareholders was $597 million. Earnings per diluted common share were $0.74 for the third quarter of 2017, up 1.4 percent from $0.73 last year. Excluding pre-tax merger-related and restructuring charges of $47 million ($29 million after-tax), net income available to common shareholders was $626 million, or $0.78 per diluted share, up 2.6 percent from $0.76 last year.

Net income available to common shareholders was $631 million ($0.77 per diluted share) for the second quarter of 2017 and $599 million ($0.73 per diluted share) for the third quarter of 2016.

"We had a solid quarter with growth in revenues and good expense control," said Chairman and Chief Executive Officer Kelly S. King. "Taxable-equivalent revenues were $2.9 billion, up 1.4 percent compared to the third quarter of 2016 and net interest income was up $38 million driven by higher interest rates.

"Total expenses for the quarter were $1.7 billion and our GAAP efficiency was 62.0 percent, primarily due to restructuring charges as we continue to optimize our structure," said King. "Our year-to-date adjusted efficiency ratio of 58.3 percent is the lowest level in four years.

"While average total loans declined 1.1 percent annualized compared with last quarter, core loans increased 3.2 percent, which excludes prime auto, residential mortgage and PCI loans that are decreasing as planned," said King. "Our credit quality is very strong, as nonperforming assets and loans 90 days or more past due were relatively stable and net charge-offs improved from already low levels."

"We are also pleased to have completed $920 million in share repurchases in the third quarter," King said. "This is nearly half of the amount included in our capital plan approved late last quarter and demonstrates our continued capital strength and commitment to serving our clients and communities as we generate long-term benefits for our shareholders."

Third Quarter 2017 Performance Highlights

•	Taxable-equivalent revenues were $2.9 billion for the third quarter, down $41 million from the second quarter of 2017

◦	Net interest income on a taxable-equivalent basis was up $13 million

◦	Net interest margin was 3.48 percent, up one basis point; driven by rate increases

◦	Noninterest income was down $54 million driven by lower insurance income

◦	Fee income ratio was 41.4 percent, compared to 42.7 percent for the prior quarter

•	Noninterest expense was $1.7 billion, essentially flat compared to the second quarter of 2017

◦	Personnel expense decreased $18 million

◦	Merger-related and restructuring charges increased $37 million

◦	GAAP efficiency ratio was 62.0 percent, compared to 61.0 percent for the prior quarter

◦	Adjusted efficiency ratio was 58.3 percent, compared to 58.6 percent for the prior quarter

•	Average loans and leases held for investment were $142.7 billion compared to $143.1 billion for the second quarter of 2017

◦	Average other lending subsidiaries loans increased $522 million, or 13.2 percent annualized

◦	Average CRE-construction and development increased $276 million, or 28.0 percent annualized

◦	Average sales finance loans decreased $670 million, or 25.4 percent annualized

◦	Average residential mortgage loans decreased $468 million, or 6.3 percent annualized

•	Average deposits were $157.4 billion compared to $160.3 billion for the second quarter of 2017

◦	Average noninterest-bearing deposits increased $916 million, or 6.9 percent annualized

◦	Deposit mix strengthened, with average noninterest-bearing deposits representing 34.0 percent of total deposits, compared to 32.8 percent in the prior quarter

◦	Average interest-bearing deposits decreased $3.8 billion and costs were 0.35 percent, up five basis points compared to the prior quarter

•	Asset quality continues to improve

◦	Nonperforming loans were 0.42 percent of loans held for investment, down one basis point compared to the prior quarter

◦	Loans 90 days or more past due and still accruing were 0.35 percent of loans held for investment, compared to 0.34 percent in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.69 percent of loans held for investment, compared to 0.61 percent in the prior quarter

◦	The allowance for loan loss coverage ratio was 2.44 times nonperforming loans held for investment, versus 2.43 times in the prior quarter

◦	The allowance for loan and lease losses was 1.04 percent of loans held for investment, up slightly from the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.1 percent

◦	Tier 1 risk-based capital was 11.8 percent

◦	Total capital was 13.9 percent

◦	Leverage capital was 9.9 percent

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 3Q17 vs.
	3Q17	2Q17	3Q16	2Q17	3Q16
Net income available to common shareholders	$597	$631	$599	$(34)	$(2)
Diluted earnings per common share	0.74	0.77	0.73	(0.03)	0.01

Net interest income - taxable equivalent	$1,688	$1,675	$1,650	$13	$38
Noninterest income	1,166	1,220	1,164	(54)	2
Total taxable-equivalent revenue	$2,854	$2,895	$2,814	$(41)	$40
Less taxable-equivalent adjustment	41	40	40
Total revenue	$2,813	$2,855	$2,774

Return on average assets	1.16%	1.22%	1.15%	(0.06)%	0.01%
Return on average risk-weighted assets	1.45	1.53	1.45	(0.08)	—
Return on average common shareholders' equity	8.82	9.30	8.87	(0.48)	(0.05)
Return on average tangible common shareholders' equity (1)	14.89	15.60	15.20	(0.71)	(0.31)
Net interest margin - taxable equivalent	3.48	3.47	3.39	0.01	0.09

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2017 compared to Second Quarter 2017

Total taxable-equivalent revenues were $2.9 billion for the third quarter of 2017, a decrease of $41 million compared to the prior quarter, which reflects an increase of $13 million in taxable-equivalent net interest income, while noninterest income was down $54 million.

The net interest margin was 3.48 percent for the third quarter, up one basis point compared to the prior quarter. Average earning assets decreased $313 million, which reflects a $558 million increase in average securities, a $146 million decrease in average total loans and a $725 million decrease in average other earning assets. Average interest-bearing liabilities decreased $838 million, resulting from a $3.8 billion decrease in interest-bearing deposits and a $308 million decrease in long-term debt, which was partially offset by a $3.2 billion increase in short-term borrowings.

The annualized yield on the total loan portfolio for the third quarter was 4.47 percent, up 11 basis points, reflecting the impact of rate increases. The annualized taxable-equivalent yield on the average securities portfolio for the third quarter was 2.47 percent, down two basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.35 percent, up five basis points compared to the prior quarter. The average annualized rate on long-term debt was 2.29 percent, up 38 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 1.03 percent, up 33 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $126 million, and net charge-offs were $127 million for the third quarter, compared to $135 million and $132 million, respectively, for the prior quarter.

Noninterest income of $1.2 billion was down $54 million compared to the prior quarter primarily due to decreased insurance income, which was partially offset by an increase in mortgage banking and other income.

Noninterest expense was $1.7 billion for the third quarter, essentially flat compared to the prior quarter. This was largely a result of increased merger-related and restructuring charges, partially offset by decreases in most other categories of expenses led by decreased personnel expense.

The provision for income taxes was $294 million for the third quarter, compared to $304 million for the prior quarter. The effective tax rate for the third quarter was 31.2 percent, compared to 31.1 percent for the prior quarter.

Third Quarter 2017 compared to Third Quarter 2016

Total taxable-equivalent revenues were $2.9 billion for the third quarter of 2017, an increase of $40 million compared to the earlier quarter. This reflects an increase of $38 million in taxable-equivalent net interest income.

Net interest margin was 3.48 percent, up nine basis points compared to the earlier quarter. Average earning assets decreased $836 million. The decrease in average earnings assets reflects a $1.2 billion decrease in average securities, partially offset by a $492 million increase in average total loans and leases. Average interest-bearing liabilities decreased $3.1 billion, which includes a $2.0 billion decrease in average long-term debt and a $5.0 billion decrease in average interest-bearing deposits. These decreases were partially offset by an increase of $3.9 billion in average short-term borrowings. The annualized yield on the total loan portfolio for the third quarter of 2017 was 4.47 percent, up 17 basis points compared to the earlier quarter. The annualized taxable-equivalent yield on the average securities portfolio was 2.47 percent, up 15 basis points compared to the earlier period.

The average annualized cost of interest-bearing deposits was 0.35 percent, up 12 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 2.29 percent, up 24 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 1.03 percent, up 69 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $126 million compared to $148 million in the earlier quarter. Net charge-offs for the third quarter of 2017 totaled $127 million compared to $130 million for the earlier quarter.

Noninterest income was $1.2 billion, essentially flat from the earlier quarter.

Noninterest expense for the third quarter of 2017 was $1.7 billion, up $34 million compared to the earlier quarter. This increase was driven by higher personnel expense and other expense, partially offset by lower outside IT services.

The provision for income taxes was $294 million for the third quarter of 2017, compared to $273 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2017 of 31.2 percent, compared to 29.8 percent for the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 3Q17 vs.
	3Q17	2Q17	3Q16	2Q17	3Q16
				(annualized)
Insurance income	$397	$481	$410	(69.3)	(3.2)
Service charges on deposits	179	176	172	6.8	4.1
Mortgage banking income	114	94	154	84.4	(26.0)
Investment banking and brokerage fees and commissions	103	105	101	(7.6)	2.0
Trust and investment advisory revenues	68	70	68	(11.3)	—
Bankcard fees and merchant discounts	70	75	61	(26.4)	14.8
Checkcard fees	54	54	50	—	8.0
Operating lease income	36	37	34	(10.7)	5.9
Income from bank-owned life insurance	28	32	35	(49.6)	(20.0)
FDIC loss share income, net	—	—	(18)	—	(100.0)
Other income	117	96	97	86.8	20.6
Total noninterest income	$1,166	$1,220	$1,164	(17.6)	0.2

Third Quarter 2017 compared to Second Quarter 2017

Noninterest income was $1.2 billion for the third quarter, down $54 million compared to the prior quarter primarily due to decreased insurance income, which was partially offset by an increase in mortgage banking and other income.

Insurance income decreased $84 million primarily due to seasonality and performance-based commissions. Mortgage banking income increased $20 million primarily due to gains from the sale of residential mortgages. Other income increased $21 million primarily due to income from SBIC private equity investments.

Third Quarter 2017 compared to Third Quarter 2016

Noninterest income for the third quarter of 2017 was essentially flat compared to the earlier quarter.

FDIC loss share income improved $18 million due to the termination of the loss sharing agreements during the third quarter of 2016.

Insurance income decreased $13 million, primarily due to lower performance-based commissions.

Mortgage banking income decreased $40 million primarily resulting from lower gains on the net MSR valuation during the current quarter. In addition, commercial mortgage production revenues were lower in the current period.

Other income increased $20 million primarily due to income from SBIC private equity investments.

NONINTEREST EXPENSE
(dollars in millions)				% Change 3Q17 vs.
	3Q17	2Q17	3Q16	2Q17	3Q16
				(annualized)
Personnel expense	$1,024	$1,042	$1,006	(6.9)	1.8
Occupancy and equipment expense	198	198	203	—	(2.5)
Software expense	62	57	63	34.8	(1.6)
Outside IT services	34	39	51	(50.9)	(33.3)
Amortization of intangibles	34	36	38	(22.0)	(10.5)
Regulatory charges	40	36	41	44.1	(2.4)
Professional services	27	38	27	(114.8)	—
Loan-related expense	32	36	33	(44.1)	(3.0)
Merger-related and restructuring charges, net	47	10	43	NM	9.3
Other expense	247	250	206	(4.8)	19.9
Total noninterest expense	$1,745	$1,742	$1,711	0.7	2.0
NM - not meaningful.

Third Quarter 2017 compared to Second Quarter 2017

Noninterest expense was $1.7 billion for the third quarter, essentially flat compared to the prior quarter. This was largely a result of increased merger-related and restructuring charges, partially offset by decreases in most other categories of expenses led by personnel expense.

Personnel expense decreased $18 million, primarily due to lower employee benefits expense and lower production based incentives, partially offset by lower capitalized costs.

Merger-related and restructuring charges increased $37 million compared to the prior quarter. The increase was primarily related to facilities charges in connection with various branch closures and severance.

All other expense categories decreased a combined $16 million led by professional services, which was primarily the result of lower professional services related to BSA/AML.

Third Quarter 2017 compared to Third Quarter 2016

Noninterest expense for the third quarter of 2017 was up $34 million compared to the earlier quarter. This increase was driven by higher personnel expense and other expense, partially offset by lower outside IT services.

Personnel expense increased $18 million compared to the earlier quarter primarily due to higher incentive compensation and lower capitalized costs.

Outside IT services decreased $17 million compared to the earlier quarter due to lower project-related expenses.

Other expense increased $41 million compared to the earlier quarter. The earlier quarter included a $73 million net benefit related to the settlement of certain legacy mortgage matters and a $50 million charitable contribution. The remaining increase is due to sundry items.

Merger-related and restructuring charges were up slightly due to current quarter restructuring costs. These costs were partially offset by lower merger-related charges as a result of mergers in 2016.

LOANS AND LEASES
(dollars in millions)
Average balances	3Q17	2Q17	Change	% Change
				(annualized)
Commercial and industrial	$51,605	$51,900	$(295)	(2.3)
CRE-income producing properties	15,099	14,864	235	6.3
CRE-construction and development	4,181	3,905	276	28.0
Dealer floor plan	1,574	1,490	84	22.4
Direct retail lending	11,960	12,000	(40)	(1.3)
Sales finance	9,780	10,450	(670)	(25.4)
Revolving credit	2,668	2,612	56	8.5
Residential mortgage	28,924	29,392	(468)	(6.3)
Other lending subsidiaries	16,158	15,636	522	13.2
PCI	742	825	(83)	(39.9)
Total loans and leases held for investment	$142,691	$143,074	$(383)	(1.1)

Average loans held for investment for the third quarter of 2017 were $142.7 billion, down $383 million, or 1.1 percent annualized compared to the second quarter of 2017. Excluding planned runoff from sales finance loans, residential mortgage loans and PCI loans, average loans held for investment increased $838 million, or 3.2 percent annualized compared to the prior quarter.

Average commercial and industrial loans decreased $295 million, while average CRE-income producing properties increased $235 million. The changes were impacted by the reclassification of approximately $500 million in loans from commercial and industrial to CRE-income producing properties that was made at the time of our new commercial loan system implementation at the beginning of the third quarter. Average CRE-construction and development increased $276 million primarily due to utilization as projects progressed. Average other lending subsidiaries loans increased $522 million, which includes an increase due to strong growth in small ticket consumer finance, premium finance and equipment finance.

Average sales finance loans decreased $670 million, primarily due to strategic optimization and directing investments towards higher-yielding assets. In addition, average residential mortgage loans decreased $468 million as all conforming loans continue to be sold in the secondary market.

DEPOSITS
(dollars in millions)
Average balances	3Q17	2Q17	Change	% Change
				(annualized)
Noninterest-bearing deposits	$53,489	$52,573	$916	6.9
Interest checking	27,000	28,849	(1,849)	(25.4)
Money market and savings	61,450	64,294	(2,844)	(17.5)
Time deposits	13,794	14,088	(294)	(8.3)
Foreign office deposits - interest-bearing	1,681	459	1,222	NM
Total deposits	$157,414	$160,263	$(2,849)	(7.1)
NM - not meaningful.

Average deposits for the third quarter were $157.4 billion, down $2.8 billion compared to the prior quarter. Average noninterest-bearing deposits increased $916 million, primarily due to increases in commercial balances.

Interest checking decreased $1.8 billion, primarily due to decreases in commercial balances, public funds and personal balances. Money market and savings decreased $2.8 billion primarily due to commercial balances. Average time deposits decreased $294 million due to decreases in personal balances. Average foreign office deposits increased $1.2 billion due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.0 percent of total average deposits for the third quarter, compared to 32.8 percent for the prior quarter and 31.7 percent a year ago. The cost of interest-bearing deposits was 0.35 percent for the third quarter, up five basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 3Q17 vs.
Segment Net Income	3Q17	2Q17	3Q16	2Q17	3Q16
Community Banking	$396	$345	$344	$51	$52
Residential Mortgage Banking	67	46	132	21	(65)
Dealer Financial Services	38	38	40	—	(2)
Specialized Lending	54	54	60	—	(6)
Insurance Holdings	13	55	21	(42)	(8)
Financial Services	106	115	81	(9)	25
Other, Treasury & Corporate	(26)	21	(36)	(47)	10
Total net income	$648	$674	$642	$(26)	$6

Third Quarter 2017 compared to Second Quarter 2017

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and servicing client relationships.

Community Banking net income was $396 million for the third quarter of 2017, an increase of $51 million compared to the prior quarter. Segment net interest income increased $24 million primarily due to improved funding spreads on deposits and one additional day in the current quarter. Noninterest income decreased primarily due to lower bankcard fees and merchant discounts driven by a reduction in the accrual for rewards in the prior quarter.

The allocated provision for credit losses decreased $40 million primarily due to a decrease in loss estimates, lower net charge-offs and a decline in loans. Noninterest expense decreased $24 million driven by a decline in personnel expense primarily due to a change in the approach with respect to capitalized loan origination costs.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

Residential Mortgage Banking net income was $67 million for the third quarter of 2017, an increase of $21 million compared to the prior quarter. Noninterest income rose $14 million primarily due to increased gains on the sale of residential mortgage loans. Noninterest expense decreased largely due to a decline in loan processing expense and personnel expense.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking's footprint.

Dealer Financial Services net income was $38 million for the third quarter of 2017, flat compared to the prior quarter.

Dealer Financial Services average loans held for investment decreased $556 million, or 13.9 percent annualized, primarily due to the strategy to optimize the auto portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, tax-exempt financing for local governments and special-purpose districts, equipment finance, full-service commercial mortgage banking, commercial and retail insurance premium finance and small ticket dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $54 million for the third quarter of 2017, flat compared to the prior quarter.

Specialized Lending average loans held for investment increased $536 million, or 12.9 percent annualized, primarily due to growth in small ticket consumer finance, premium finance and equipment finance loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and in the world. Insurance Holdings provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $13 million in the third quarter of 2017, a decrease of $42 million compared to the prior quarter. Noninterest income decreased $84 million, primarily due to seasonality and performance-based commissions. Noninterest expense fell $18 million due to lower personnel expense, primarily driven by decreased incentive expense on seasonally lower commissions.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $106 million in the third quarter of 2017, a decrease of $9 million compared to the prior quarter. Noninterest income increased $12 million primarily due to higher income from SBIC private equity investments. The allocated provision for credit losses increased $24 million due to a moderation in the improvement of loss estimates for commercial and industrial loans.

Corporate Banking's average loans held for investment increased $313 million, or an annualized 8.4 percent, compared to the prior quarter, while BB&T Wealth's average loans held for investment increased $76 million, or an annualized 18.2 percent. Corporate Banking's average transaction account deposits decreased $752 million, or 128.2 percent on an annualized basis compared to the prior quarter. The decline in average transaction account deposits was primarily the result of an initiative to decrease reliance on higher cost institutional deposits. BB&T Wealth's average transaction account deposits decreased $84 million, or 7.2 percent on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

Other, Treasury & Corporate generated a net loss of $26 million for the third quarter of 2017, a decrease of $47 million compared to the prior quarter. Noninterest income increased primarily due to a decline in allocated referral fees paid to other operating segments. Segment net interest income decreased due to higher rates for long-term debt as well as an increase in average balances for short-term borrowings.

Noninterest expense increased $57 million due to higher personnel expense driven by a change in the approach with respect to capitalized loan origination costs and an increase in merger-related and restructuring charges, partially offset by a decline in professional services. The allocated provision for credit losses increased $15 million primarily due to the provision benefit for PCI loans recognized in the prior quarter.

Third Quarter 2017 compared to Third Quarter 2016

Community Banking

Community Banking net income was $396 million for the third quarter of 2017, an increase of $52 million compared to the earlier quarter. Segment net interest income increased $75 million driven by higher funding spreads on deposits as well as average loan and deposit growth, partially offset by a reduction in credit spreads on loans. Noninterest income increased $13 million due to higher bankcard fees and merchant discounts and service charges on deposits.

The allocated provision for credit losses increased $26 million primarily due to a decrease in loss estimates in the earlier quarter for commercial and industrial loans and an increase in net charge-offs. Noninterest expense decreased $14 million driven by a decline in personnel expense primarily due to the previously mentioned change in approach for capitalized loan origination costs, partially offset by an increase in operating charge-offs.

Residential Mortgage Banking

Residential Mortgage Banking net income was $67 million for the third quarter of 2017, a decrease of $65 million compared to the earlier quarter. Noninterest income decreased $31 million primarily due to lower gains on the net MSR valuation during the current quarter. Segment net interest income decreased $21 million primarily due to a decline in average loans. Noninterest expense increased $60 million due to a $73 million net benefit, in the earlier quarter, for the settlement of certain legacy mortgage matters involving the origination of mortgage loans insured by the FHA, partially offset by declines in personnel expense and loan processing expense.

Dealer Financial Services

Dealer Financial Services net income was $38 million for the third quarter of 2017, essentially flat compared to the earlier quarter. Segment net interest income increased slightly and was offset by an increase in noninterest expense due to higher allocated corporate expenses and increased loan processing expense.

Specialized Lending

Specialized Lending net income was $54 million for the third quarter of 2017, a decrease of $6 million compared to the earlier quarter. Noninterest income fell due to a decline in commercial mortgage banking income.

Specialized Lending average loans increased $1.4 billion, or 8.6 percent, primarily due to higher equipment finance, insurance premium finance and commercial mortgage loans.

Insurance Holdings

Insurance Holdings net income was $13 million for the third quarter of 2017, a decrease of $8 million compared to the earlier quarter. Noninterest income decreased $13 million primarily due to performance-based commissions.

Financial Services

Financial Services net income was $106 million for the third quarter of 2017, an increase of $25 million compared to the earlier quarter. Noninterest income increased $16 million due to higher income from SBIC private equity investments. The allocated provision for credit losses decreased $25 million due to a decline in loss estimates related to commercial and industrial loans and lower net charge-offs.

Other, Treasury & Corporate

Other, Treasury & Corporate generated a net loss of $26 million in the third quarter of 2017 compared to a net loss of $36 million for the earlier quarter. Noninterest income increased $27 million primarily due to an improvement in FDIC loss share income as a result of terminating the loss share agreements in the third quarter of 2016. Segment net interest income decreased $28 million due to higher rates for long-term debt as well as an increase in average balances for short-term borrowings.

Noninterest expense decreased $31 million due to a $50 million charitable contribution made in the earlier quarter, a decline in outside IT services and an increase in corporate expenses allocated to other operating segments, partially offset by increased personnel expense largely due to the previously mentioned change in approach for capitalized loan origination costs. The allocated provision for credit losses decreased $15 million primarily due to a decline in the provision for unfunded lending commitments.

CAPITAL RATIOS (1)
	3Q17	2Q17	1Q17	4Q16	3Q16
Risk-based:
Common equity Tier 1	10.1%	10.3%	10.3%	10.2%	10.1%
Tier 1	11.8	12.1	12.0	12.0	11.8
Total	13.9	14.1	14.1	14.1	14.0
Leverage	9.9	10.1	10.0	10.0	9.8

(1)	Current quarter regulatory capital ratios are preliminary.

Capital levels remained strong at September 30, 2017. BB&T declared common dividends of $0.33 per share during the third quarter of 2017, which resulted in a dividend payout ratio of 43.8 percent. BB&T completed $920 million of share repurchases during the third quarter. The total payout ratio for the third quarter of 2017 was 198.0 percent.

BB&T's liquidity coverage ratio was approximately 128 percent at September 30, 2017, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.3 percent at September 30, 2017.

ASSET QUALITY (1)
(dollars in millions)
	3Q17	2Q17	1Q17	4Q16	3Q16
Total nonperforming assets	$680	$690	$801	$813	$843
Total performing TDRs (2)	1,052	1,013	1,185	1,187	1,097
Total loans 90 days past due and still accruing	505	493	542	636	592
Total loans 30-89 days past due	987	874	805	1,077	980

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.42%	0.43%	0.51%	0.51%	0.53%
Nonperforming assets as a percentage of total assets	0.31	0.31	0.36	0.37	0.38
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.04	1.03	1.04	1.04	1.06
Net charge-offs as a percentage of average loans and leases, annualized	0.35	0.37	0.42	0.42	0.37
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.93x	2.80x	2.49x	2.47x	2.91x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.44x	2.43x	2.05x	2.03x	2.00x

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

(2)	During the third quarter of 2017, BB&T began including trial modifications in the troubled debt restructurings disclosures. Prior periods have been adjusted to conform to the current presentation.

Nonperforming assets totaled $680 million at September 30, 2017, down $10 million compared to June 30, 2017. The decrease was driven by improvement in commercial portfolios, partially offset by increases in residential mortgage and other lending subsidiaries portfolios. Nonperforming loans and leases represented 0.42 percent of loans and leases held for investment, a slight improvement compared to June 30, 2017.

Performing TDRs were up $39 million during the third quarter. This increase was largely related to other lending subsidiaries retail portfolios and commercial and industrial loans.

Loans 90 days or more past due and still accruing totaled $505 million at September 30, 2017, up $12 million compared to the prior quarter, primarily due to an increase in government guaranteed residential mortgage loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.35 percent at September 30, 2017, compared to 0.34 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05 percent at September 30, 2017, flat compared to the prior quarter.

Loans 30-89 days past due and still accruing totaled $987 million at September 30, 2017, up $113 million compared to the prior quarter. This increase was primarily due to an increase in residential mortgage loans, which was largely due to expected seasonality and the impact of the hurricanes.

Net charge-offs during the third quarter totaled $127 million, down $5 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.35 percent, down two basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, essentially flat compared to the prior quarter. As of September 30, 2017, the total allowance for loan and lease losses was 1.04 percent of loans and leases held for investment, up slightly compared to June 30, 2017. The allowance for loan and lease losses includes $35 million for the estimated impact of potential hurricane-related losses.

The allowance for loan and lease losses was 2.44 times nonperforming loans and leases held for investment, compared to 2.43 times at June 30, 2017. At September 30, 2017, the allowance for loan and lease losses was 2.93 times annualized net charge-offs, compared to 2.80 times at June 30, 2017.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live third quarter 2017 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 885781. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Third Quarter 2017 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $220.3 billion in assets and market capitalization of $37.0 billion as of September 30, 2017. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates over 2,100 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The company believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Third Quarter 2017 Quarterly Performance Summary, which is available at BBT.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the potential exit of the United Kingdom from the European Union and the economic slowdown in China;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

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cybersecurity risks, including "denial of service," "hacking" and "identity theft" could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	risks resulting from the extensive use of models;

•	risk management measures may not be fully effective;

•	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.